PROMISSORY NOTE

$300,000                                                         September 12, 2007

FOR VALUE RECEIVED, Integrated Management Information, Inc. (the “Borrower”), promises to pay to the order of ________________ (the “Lender”), at _________________ or elsewhere as the holder hereof may designate in writing, the principal sum of Three Hundred Thousand Dollars ($300,000), with interest from date hereof on the principal balance from time to time remaining unpaid prior to maturity at the rate hereinafter provided.

Interest. The unpaid balance of this Note from time to time outstanding shall bear interest until this Note shall have been paid in full at an annual rate of 9%.

Payment Terms. The Principal and accrued interest shall be payable as follows:

(a) Interest shall be payable quarterly as it accrues ($6,750 per calendar quarter) until and including the date when the unpaid principal balance together with all accrued and unpaid interest is due. Interest for September will be prorated from the date of receipt of proceeds.

(b) The unpaid principal balance together with all accrued and unpaid interest shall be due and payable four years from the date of this note.

(c) Interest payments are due on the first of the following month of a calendar quarter and shall be deemed in default if not paid within 10 days of the due date.

    Additional Interest. All past due payments of principal and, if permitted by applicable law, of interest, shall bear interest at the Maximum Rate. During the existence of any default hereunder the entire unpaid balance of principal shall bear interest at the Maximum Rate. Interest on past due installments and default interest provided for in this paragraph shall be calculated at a daily rate equal to 1/365th (1/366th during leap years) of the applicable annual percentage rate. For purposes of this paragraph, applicable law shall be the laws of the State of Colorado.

Default. The occurrence of any of the following events shall constitute a Default hereunder:

(1) Borrower’s failure refusal, or neglect to pay, in full, all accrued interest on each due date for the payment of interest.

(2) Borrower’s failure, refusal or neglect to pay, in full, the Indebtedness as and when the same shall become due and payable, and such failure, refusal or neglect continues for a period of fifteen (15) days after written notice to Borrower of such failure, then this Note, together with all accrued interest owing to Lender shall be in default.

The failure to exercise the foregoing option upon the happening of one or more of the foregoing Defaults shall not constitute a waiver of the right to exercise the same at any subsequent time in respect of the same Default or any other Default. The acceptance by a holder of this Note of any payment hereunder which is late or is less than the payment in full of all amounts due and payable at the time of such payment shall not (I) constitute a waiver of the right to exercise the foregoing option at that time or at any subsequent time or nullify any prior exercise of such option, (ii) constitute a waiver of the right to receive timely payments in the future, (iii) constitute a waiver of the right to receive payment in full of all amounts due and payable at the time of such payment; or (iv) constitute a waiver of the right of the holder of this Note to exercise any of its rights hereunder.

Collection Costs. If this Note is placed in the hands of an attorney for collection or if it is collected through any legal or court proceeding, the Borrower agrees to pay all reasonable costs of collection including but not limited to, all court costs and reasonable attorney’s fees.

Waiver of Notice and Consent. Except as otherwise provided herein, the Borrower and all other parties now or hereafter liable for the payment of this Note, whether as endorser, guarantor, surety, or otherwise, severally waiver demand, presentment, notice of dishonor, diligence in collecting, grace, notice of protest, notice of acceleration of maturity hereof, notice of intent to accelerate the maturity hereof, and all such parties consent to all extensions, whether one or more, which from time to time may be granted by the holder hereof and all partial payments hereon, whether before or after maturity.

Legal Interest Limitations. The Borrower and Lender intend to conform strictly to the usury laws now in force and applicable to this transaction. Accordingly, notwithstanding anything to the contrary in this Note, the or any other instrument or document entered into in connection with or as security for the payment of this Note, the parties agree as follows:

(1) The aggregate of all charged which constitute interest under applicable law that are contracted for, chargeable or receivable under this Note shall under no circumstance exceed the maximum amount of interest permitted by applicable law. Any excess shall be deemed to be a mistake in calculation and canceled automatically. If such excess has theretofore been paid, such excess shall be either refunded to Borrower or credited on the principal of this Note by the Lender, at the option of Lender.

(2) In the event that the maturity of this Note is accelerated by reason of any election of the Lender resulting from any default of the Borrower under the Note or otherwise, then earned interest may never include more than the maximum amount permitted by applicable law. Unearned interest, if any, shall be canceled automatically. If any unearned interest has theretofore been paid, such unearned interest shall be either refunded to Borrower or credited on the principal of this Note by the Lender, at the option of Lender.

BORROWER:

Integrated Management Information, Inc.

/s/ John Saunders
By: John Saunders
Its: President and CEO